Exhibit 99.1

Press Release

Safehold Announces $400 Million Unsecured Term Loan

NEW YORK, November 25, 2025

Safehold Inc. (the "Company" or "Safehold") (NYSE: SAFE) today announced that it has closed on a $400 million unsecured term loan. The new term loan has a fully extended maturity date of November 15, 2030 which includes two twelve-month extension options. Pursuant to the terms of the loan, Safehold’s current A3 / A- / A- credit ratings provide for a borrowing rate of SOFR plus 90 basis points. The Company has a SOFR swap at a 3.0% strike rate through April 2028 that will hedge this transaction.

Proceeds will be used for debt repayment and general corporate purposes. The Company recently fully repaid $227 million of secured debt due 2027, unencumbering the twelve ground lease assets that had served as collateral. The new unsecured term loan replaces that capital and increases the Company’s liquidity position to $1.3 billion.

“This financing represents a strong outcome for Safehold, increasing liquidity and proactively addressing our nearest-term maturity with flexible unsecured capital,” said Brett Asnas, Chief Financial Officer. “We value the support of our banking partners, and believe Safehold’s uniquely long-term and laddered balance sheet positions us well to deliver attractive capital solutions to customers and create value for shareholders.”

JPMorgan Chase Bank, N.A. is acting as the Administrative Agent. JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Royal Bank of Canada, and Truist Securities, Inc. are serving as Joint Bookrunners and Joint Lead Arrangers.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann
Senior Vice President
Head of Corporate Finance
T 212.930.9400
E investors@safeholdinc.com